EXHIBIT 99.4

                          FIRST NORTHWEST BANCORP, INC.

            _________ First Northwest Bancorp, Inc. Stock Option Plan

                              CONVERSION AGREEMENT

     THIS CONVERSION AGREEMENT, made and entered into as of ______ , 2005 (this "Conversion Agreement"), by and between First Northwest Bancorp, Inc., a Delaware corporation (the "Company"), and the undersigned optionee ("Optionee") under the _______ First Northwest Bancorp, Inc. Stock Option Plan (the "Plan"), amends each Option Agreement evidencing a stock option (an "Option") heretofore granted to the Optionee under the Plan and listed on the Optionee Summary attached hereto as Exhibit A, as follows:

     1. CONVERSION OF OPTION. Upon the Effective Time (as defined in the Merger Agreement described below) of that certain merger of the Company with and into Wintrust Financial Corporation, an Illinois corporation ("Wintrust") pursuant to that certain Agreement and Plan of Merger dated as of November __, 2004, by and between Wintrust and the Company (the "Merger Agreement"), each outstanding Option listed on the Optionee Summary attached hereto as Exhibit A shall be amended such that the common stock to which such Option relates shall be common stock, no par value per share, of Wintrust ("Wintrust Common Stock").

     2.   WINTRUST OPTION.

          (a) The number of shares of Wintrust Common Stock to which each such amended Option shall relate shall be equal to the product (rounded down to the nearest whole share if less than or equal to one half (1/2) of a share and rounded up to the nearest whole share if greater than one half (1/2) of a share) of (i) the number of shares of Company Common Stock (as defined in the Merger Agreement) covered by the Option listed in the Optionee Summary attached as Exhibit A hereto (to the extent not theretofore exercised or terminated prior to the Effective Time), multiplied by (ii) the quotient of (1) the Per Share Merger Consideration (as defined in the Merger Agreement) divided by (2) the Wintrust Common Stock Price (as defined in the Merger Agreement).

          (b) The exercise price per share (rounded down to the nearest whole cent) of Wintrust Common Stock under each such Option shall be equal to the quotient obtained by dividing (i) the exercise price per share of Company Common Stock covered by the Option by (ii) the quotient of (1) the Per Share Merger Consideration divided by (2) the Wintrust Common Stock Price.

     3. EXERCISABILITY. The Wintrust Option shall be exercisable in full at any time during the period beginning on the Effective Time and ending on the first to occur of (a) if Optionee is an employee, the date which is three months after the date Optionee ceases to be an employee if such termination of employment is not due to death, disability or Cause (as defined in the Plan),
(b) the first anniversary of the date Optionee ceases to be an employee if such termination is due to death, disability, or in the case of an outside director, the first anniversary of the date the director ceases to be a director of any of Wintrust's subsidiaries for any reason other than removal for Cause, (c) the date the Optionee ceases to be an employee, or in the case of an outside director, is removed as a director, of any of Wintrust's subsidiaries, if the termination or removal is for Cause, or (d) the expiration date set forth in the Optionee Summary attached hereto as Exhibit A. Optionee acknowledges to the extent the Option is an incentive stock option under Code Section 422 (an "ISO"), if Optionee exercises the Option more than three months after Optionee ceases to be an employee, then the Option will not qualify for ISO treatment.

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     4.   NOTIFICATION OF DISPOSITION; TAXES. Optionee shall promptly notify
Wintrust in the event that Optionee disposes of any shares of Wintrust Common Stock purchased upon exercise of the Wintrust Option prior to the second anniversary of the date of grant, or, if later, prior to the first anniversary of the date of such exercise if, at the time the Wintrust Option was exercised, the Option was eligible for treatment as an ISO. In the event that any withholding taxes apply at the time of exercise, Optionee shall promptly pay, or cause to be paid, to Purchaser cash equal to such taxes or Optionee may direct that there be withheld from the shares issuable upon exercise shares of Wintrust Common Stock with a Fair Market Value (as defined in the Plan as amended at the Effective Time) equal to the minimum required withholding taxes.

     5. EFFECT OF CONVERSION AGREEMENT. Except as expressly provided for herein, this Conversion Agreement shall effect no amendment, change or modification whatsoever of or to an Option Agreement or to the Plan. From and after the Effective Time, each Option shall be subject to the amended terms of the Plan as so amended in accordance with the Merger Agreement, but only to the extent expressly provided for herein or that does not otherwise impair the rights of the Optionee in the Option. Unless defined herein, capitalized terms used in this Conversion Agreement shall have the same meaning ascribed to them under the Plan.

     IN WITNESS WHEREOF, the Company has caused this Conversion Agreement to be executed by its duly authorized officers and the Optionee has hereunto set his hand and seal, all as of the date and year first above written.

                                                FIRST NORTHWEST BANCORP, INC.


                                                By:_____________________________
                                                Its:____________________________


ATTEST:                                         OPTIONEE:

 ________________________________               ________________________________
                                                Signature

                                                ________________________________
                                                Print Name

                                                ________________________________
                                                Social Security Number

                                       2
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                                               Exhibit A to Conversion Agreement
                                               ---------------------------------

                                OPTIONEE SUMMARY

                            Schedule of Stock Options
                       Covered by the Conversion Agreement


Optionee:
         -----------------------------------

                                        Company Common        Exercise Price
Grant Date       Expiration Date       Stock Shares (#)        Per Share($)
----------       ---------------       ----------------       --------------